UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 28, 2016 (January 25, 2016)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 25, 2016, Brookdale Senior Living Inc. (the "Company") promoted Dawn Kussow to Senior Vice President and Chief Accounting Officer.  Ms. Kussow, age 42, most recently served as the Company's Vice President – Corporate Controller since August 2015 and, prior to that, Vice President – Financial Reporting since February 2014.  Ms. Kussow previously served as the Company's Senior Director of Financial Reporting since June 2009 and prior to that as the Company's Director of Financial Reporting since joining the Company in 2007.  Ms. Kussow is a Certified Public Accountant.

Ms. Kussow assumed the responsibilities of principal accounting officer from Kristin Ferge, who served as Executive Vice President, Chief Accounting Officer and Treasurer.  Ms. Ferge chose to transition to a new role focusing on the Company's service alignment, pricing and other corporate initiatives.  Ms. Ferge's transition and Ms. Kussow's promotion are part of an ongoing organizational assessment conducted in connection with the changes to the Company's executive leadership team announced on November 2, 2015.

There are no arrangements or understandings between Ms. Kussow and any other persons pursuant to which she was selected as an officer, nor are there any family relationships between Ms. Kussow and any of the Company's directors or executive officers.  Additionally, there are no transactions involving Ms. Kussow that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Ms. Kussow will participate in the compensation plans and programs applicable to the Company's Senior Vice Presidents, generally, which include the payment of a base salary, an annual cash incentive opportunity, an annual grant of time-based and performance-based vesting restricted stock awards, and other customary benefits made available to similarly situated associates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	January 28, 2016	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Senior Vice President, Co-General Counsel and Secretary